Exhibit (c)(ii)

Appleton, Wisconsin • Minneapolis, Minnesota

Thrivent.com • 800-THRIVENT (800-847-4836)

REGISTERED REPRESENTATIVE AGREEMENT

This Agreement, effective              20     , is made by and between THRIVENT INVESTMENT MANAGEMENT INC., a corporation organized and existing under the laws of the State of Delaware (“Company”), and                                         , an individual registered representative (“Representative”), referred to collectively as the “Parties” and each referred to as a “Party.” The Parties agree as follows:

I.	CONDITIONS & DUTIES

A.	INDEPENDENT CONTRACTOR.

The Company hereby appoints Representative as its agent to perform the registered representative activities described in Representative’s registered representative description. Representative’s primary duty and principal business activity under this Agreement shall be the solicitation of securities transactions (including insurance and annuities) on behalf of the Company. Representative shall act at all times as a self-employed independent contractor in carrying out his or her registered representative duties under this Agreement and shall not be considered an employee of the Company. As such, Representative shall have full control of his or her daily activities, with the right to exercise independent judgment as to the time, place, and manner of soliciting securities transactions, servicing customers, and otherwise carrying out his or her duties under this Agreement. Representative acknowledges that he or she has chosen this independent contractor relationship, with its opportunities for financial reward and personal satisfaction, in preference to one which would place him or her in an employee status, and he or she accepts the entrepreneurial risk of loss. This Agreement does not create a legal partnership or joint venture between the Parties, or between Representative and any third party. Unless otherwise specifically addressed in this Agreement, Representative’s relationship with the Company shall be governed by and subject to all applicable state and federal laws, statutes and regulations and FINRA rules and regulations.

B.	OUTSIDE BUSINESS ACTIVITY.

As an independent contractor, Representative has the right to determine who he or she will solicit and the methods used. However, to comply with applicable statutes, rules and regulations, including the FINRA Rules, Representative agrees that he or she shall neither offer nor sell any securities products or services to any purchaser without the written approval of the Company’s designated business manager, and further agrees to submit to such manager, prior to any approval, the document or writing by which the offer of any securities product or service is made. The approval required under this subsection shall be evidenced by a selling agreement, signed by the Company, with the issuer or underwriter of the security. Representative will not agree to represent, or to contract with, any society, company, business, or organization, other than the Company, its parent, and the Company’s and its parent’s subsidiaries or affiliates, except with the written consent of the Company, which consent the Company may withdraw or modify at any time.

C.	CUSTOMERS & PROSPECTS.

Any customers, clients, prospects and sales areas assigned by the Company to Representative are not permanently or exclusively assigned. The Company reserves the right to change any such assignment in accordance with Company policies.

D.	PRODUCTION STANDARDS.

The Company may establish minimum production standards applicable to Representative.

E.	COMPENSATION.

The Company will compensate Representative in accordance with the terms and provisions of the Company’s schedule of commissions, which is incorporated into this Agreement by reference. Representative waives any right to receive commissions until such time as the Company receives the commission from the securities transaction. Representative shall pay and is

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responsible for all expenses incurred by him or her in the performance of his or her duties under this Agreement. In case of a dispute concerning rights to compensation or any other credit under this Agreement, the decision of the Company shall be final. The vesting provided for in the Company’s schedule of commissions is subject to forfeiture as provided in subsection V.C. of this Agreement. If the Company shall for any reason other than the death of an insured refund any investment or premium, Representative shall lose all right to commissions or any other credit on such investment or premium.

F.	LIMITATION ON AUTHORITY.

Representative shall not represent himself or herself as having any authority to obligate the Company in any way except as authorized by this Agreement or expressly authorized under the rules and regulations of the Company or as otherwise authorized in writing by the Company. Representative will not incur any indebtedness or any obligation on behalf of the Company, sign the name of, or sign on behalf of, Thrivent Investment Management Inc. or any of its subsidiaries or affiliates on any contract or lease, initiate legal proceedings in the name of the Company, or accept the service of process on behalf of the Company without written instructions from the Company to do so.

II.	BUSINESS PRACTICES & COMPLIANCE

A.	LAWS, RULES & REGULATIONS.

The sale of securities is a highly regulated business. Representative, the Company and its registered representatives must refrain from any action that would result in violation, by Representative, the Company or any registered representative, of any applicable law, rule or regulation. As part of the proper performance of Representative’s duties, at all times during this Agreement, Representative shall comply with all applicable laws and rules including the FINRA Rules, Municipal Securities Rulemaking Board Rules, the statutes, regulations, rules and statements of policy promulgated and administered by the Securities and Exchange Commission, any state or municipal governmental or regulatory agency and the rules of any national or regional securities exchange in which the Company is or becomes a member.

B.	COMPANY RULES & POLICIES.

Representative agrees to comply with the Company’s rules, regulations, policies, practices, procedures and instructions as amended from time to time by the Company, including but not limited to information sharing practices and procedures for safeguarding information.

C.	HANDLING OF FUNDS.

All money collected or received by Representative in the performance of his or her duties under this Agreement shall be only by draft, check or money order and made payable to the Company, its subsidiary or affiliate and shall be held by Representative as the property of the Company, subsidiary or affiliate until safely transmitted to the Company. Representative is authorized to collect only the first investment deposit obtained, or first premium payment on insurance or annuity applications written by Representative.

D.	LICENSES & REGISTRATIONS.

Representative agrees to obtain and maintain all necessary licenses, permits and registrations as shall be required by any statute, rule or regulation governing the solicitation of applications or orders for the purchase or sale of insurance, annuities, or securities products or services.

E.	ADVERTISING MATERIALS.

As an independent contractor, Representative has the full right to exercise his or her independent judgment in determining whether to advertise. Any advertising undertaken by Representative will be at his or her expense. However, to comply with applicable statutes, rules and regulations, Representative will submit to the Company for review all advertising or sales literature, as defined by the FINRA Rules, that Representative intends to use and obtain prior written approval of the proposed use of the literature by the Company.

F.	AUTHORIZATION.

Representative authorizes, to the extent permitted by law, the Company to, at anytime, investigate Representative’s financial and credit record, income reporting and personal history

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including character, general reputation and record of law enforcement activity, if any. Representative agrees to promptly execute any and all authorizations necessary to conduct any such investigation.

G.	SOLICITATION ACTIVITIES.

As an independent contractor, Representative has the right to determine the method, manner, time and place of performing his or her solicitation activities under this Agreement. However, to satisfy applicable statutes, rules and regulations, Representative will fully disclose to prospective purchasers all material facts relating to the purchase or sale of any securities products or services, including delivering a current prospectus or offering circular relating to the security to be purchased if one is then in effect. Representative acknowledges that he or she is prohibited by law from making any untrue statement relating to any securities product or service and shall fully explain the terms of any contractual arrangements relating to the purchase or sale of any securities product or service to the prospective seller or purchaser. At all times while this Agreement is in effect, Representative shall refrain from selling securities products or services of any kind that are not approved by the Company.

III.	NOTICE, MODIFICATION & TERMINATION

A.	NOTICE.

Any notice the Company gives pursuant to this Agreement shall be deemed to have been received by Representative when the notice is: (1) made directly to Representative via the Company’s electronic messaging or communications systems, (2) mailed postage prepaid to Representative’s last known address as shown in the Company’s records, or (3) personally delivered to Representative. Any notice Representative gives pursuant to this Agreement shall be deemed to have been received by the Company when it is mailed, postage prepaid, to the Company’s corporate center in Minneapolis, MN attention: Vice President, Thrivent Investment Management Inc.

B.	MODIFICATION.

Representative acknowledges and agrees that his or her registered representative description and the Company’s rules, regulations, policies, practices, procedures, standards and instructions, may be changed by the Company in its sole discretion at any time and without prior notice to Representative. The Company may change its schedule of commissions as it applies to business produced after such change and/or the compensation payable under this Agreement, and may change or amend any term or provision in this Agreement except for those terms and provisions within section IV, by giving Representative notice of the change or amendment thirty (30) days in advance of its effective date. Any change or amendment to section IV of this Agreement must be in writing and signed by the Parties before it will become effective. Nothing in this subsection shall be construed to limit or modify the Company’s rights set forth in subsection III.C. of this Agreement. No previous or future oral statement by the Company, Representative, or any representative of either Party, will affect or change this Agreement in any respect.

C.	TERMINATION.

This Agreement may be terminated: (1) upon thirty (30) days’ notice by either Party for any reason at any time, with or without cause, (2) upon notice by either Party at any time if the other Party has breached this Agreement and/or (3) by mutual consent of the Parties at any time. Breaches of this Agreement include, but are not limited to: (1) the breach of any term or provision of this Agreement, (2) Representative’s failure to comply with the Company’s rules, regulations, policies, practices, procedures, standards or instructions or (3) Representative’s failure to maintain any of the following as required by the Company: minimum production standards, Company fidelity bond, errors and omissions insurance, registrations or licenses. This Agreement shall terminate at Representative’s death or at termination of Representative’s Thrivent Financial for Lutherans Financial Associate agreement. Upon termination of this Agreement, Representative shall not expressly, or by implication, act or hold himself or herself out in any way as an agent, contractor, employee or representative of the Company.

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D.	RETURN OF PROPERTY.

Upon termination of this Agreement, Representative agrees to return immediately to the Company all Company property in his or her possession, custody or effective control, including but not limited to the following items: (1) all records of Customers, (2) all lists identifying Customers by name or any other means, (3) all manuals, forms, records, electronic data and such other materials and supplies the Company furnishes or has furnished to Representative, (4) all Company passwords, computer equipment, software, hardware, computer databases, and other material of any nature whatsoever supplied to Representative by the Company or developed by Representative in the course of performing his or her duties under this Agreement, (5) all Confidential Business Information as it is defined in subsection IV.A. of this Agreement, and (6) all forms and other material, including but not limited to all photocopies, electronic data, whether furnished by the Company, its parent, or the Company’s or it’s parent’s subsidiary or affiliate and/or purchased or developed by Representative upon which the information or any item identified in this subsection is recorded. Representative acknowledges and agrees that the information and all the items described in this subsection and copies of it or them are and will remain the sole property of the Company at all times and Representative waives all claim of right to such property. Representative agrees to safeguard and protect all such property within his or her possession, custody or effective control from any unauthorized access, use and disclosure and agrees to immediately return any part or all of such property to the Company upon its request. Following termination of this Agreement, the Representative agrees to certify to the Company in writing that his or her obligation to return property under this subsection has been completed. “Customers” means members of Thrivent Financial for Lutherans and customers, clients and/or prospects of the Company or any of its subsidiaries or affiliates.

IV.	CONFIDENTIAL INFORMATION, PRESERVATION OF BUSINESS & NON-RECRUITMENT

A.	CONFIDENTIAL INFORMATION.

Representative agrees that, while this Agreement is in effect and for a period of one (1) year immediately following termination of this Agreement, Representative will not directly or indirectly use or disclose any Confidential Business Information. Representative agrees that his or her obligations under this subsection will apply equally to Confidential Business Information that is in the Company’s possession and that may be discovered or developed by Representative, whether Representative has any such Confidential Business Information recorded in written, electronic or other form. “Confidential Business Information” means all information that is not readily available to or generally ascertainable by the public, and that has limited disclosure within the Company or that is treated or designated as Confidential Business Information by the Company, the disclosure of which would be harmful to the Company. Confidential Business Information may consist of information including, but not limited to, lists of Customers of the Company, records of assets and investments of Customers of the Company, information regarding Customers disclosed to the Company by such Customers, Customer files prepared by or for the Company, financial matters (such as actuarial information, service costs and pricing or profit margins), and business information relating to the Company’s financial arrangements or business plans (such as new products, product performance, processes and plans for product development, and marketing, services or promotions). Representative’s obligations under this subsection apply to, and are intended to prevent, the direct or indirect disclosure of Confidential Business Information to others where such disclosure would reasonably be considered to be useful to the Company’s competitors, or to a third party to become a competitor of the Company, based in whole or in part on such disclosure of Confidential Business Information. The Parties agree that Representative’s obligations under section IV. of this Agreement are intended to protect the Company’s Confidential Business Information and business interests.

B.	PRESERVATION OF BUSINESS.

Representative agrees that, while this Agreement is in effect and for a period of one (1) year immediately following termination of this Agreement, Representative will not engage in solicitation, or take any other action, that would cause or attempt to cause or influence a Restricted Company Client to terminate, replace,

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surrender, redeem, transfer, sell or cancel any Company Product. This includes, without limitation, any action taken by Representative personally or through another person, firm or entity. A “Company Product” is a product, contract, account, security of any type or service sold or provided by or through the Company, its affiliate, subsidiary or any of their predecessors regardless of whether the product, contract, account or service was produced, sold, brokered or dealt by the Company, its subsidiary, affiliate, any of their predecessors or a third party. A “Restricted Company Client” is the owner or recipient of a Company Product for whom Representative had access to the Company’s Confidential Business Information about such client, during the two (2) year period immediately preceding termination of this Agreement.

C.	NON-RECRUITMENT.

Representative agrees that, while this Agreement is in effect and for a period of one (1) year immediately following termination of this Agreement, Representative will not solicit or entice, or attempt to solicit or entice, any employee, representative or sales agent to terminate his or her relationship with the Company or any of its subsidiaries or affiliates, or to become associated with or employed by another person, firm or entity engaged in a business competitive with that conducted by the Company, or any of its subsidiaries or affiliates.

D.	CONSIDERATION.

Representative acknowledges and agrees that this Agreement is good and valuable consideration for his or her obligations under this section IV. and that he or she has received other good and valuable consideration in exchange for this Agreement, including but not limited to, training, registration and marketing support, access to Company information regarding customers, clients and/or prospects of the Company and other benefits derived or resulting from Representative’s relationship with the Company.

V.	GENERAL PROVISIONS

A.	PRIOR AGREEMENTS.

This Agreement supercedes, replaces and is in lieu of all previous sales agent and agency agreements between the Company or its predecessors and Representative, including but not limited to all sales agency and management agreements and compensation arrangements except for first year and renewal commissions produced by Representative that could become vested under a compensation agreement that predates this Agreement. It is understood, however, that all obligations to the Company previously incurred or assumed by Representative, and liens created in connection with those obligations, still exist.

B.	SECURITY INTEREST.

Representative consents to the payment of monies owed by him or her to the Company through deduction from commissions or other fees. Representative hereby grants the Company a paramount and prior lien upon any compensation payable under or as a result of this or any previous agency agreement and under all agreements that amend or supplement this Agreement, as security for the payment of any claim or reimbursement whatsoever due or to become due to the Company from Representative. Any sums becoming due to Representative at any time may be applied, directly, by the Company to the liquidation of any obligation of Representative to the Company, its parent or any of its or their subsidiaries or affiliates, but the failure to so apply any sum will not be deemed a waiver of the Company’s lien on any other sums becoming due nor impair its right to so apply such sums.

C.	FORFEITURE.

Notwithstanding the vesting provisions of this Agreement, Representative will forfeit and the Company may retain all compensation and any other payments which have otherwise been vested or reserved to Representative by this or any previous agreement, if this Agreement terminates and any of the following events have occurred or subsequently occur: Representative (1) fails to deliver payment to the Company of any premiums or funds collected by him or her for the Company’s benefit, (2) engages in the private settlement of a claim, complaint or dispute in connection with any security distributed by the Company, (3) violates any of the applicable federal and state laws, regulations or rules, (4) commits any fraud, in connection with his or her duties as a registered representative or

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(5) violates any of the covenants set forth in subsection III.D. of this Agreement.

D.	INDEMNITY.

Representative will indemnify and save the Company harmless from any and all expenses, costs, causes of action and damages resulting from or arising out of Representative’s misconduct, unauthorized acts or transactions, or his or her violation of this Agreement.

E.	ASSIGNMENT.

This Agreement is personal to Representative and neither this Agreement nor any of the rights, duties or interests under this Agreement may be assigned, delegated or transferred by Representative without the prior express written consent of the Company. The Company may assign or otherwise transfer this Agreement or any of the Company’s rights, duties or interests arising under this Agreement.

F.	NONWAIVER.

The failure of the Company to insist upon strict compliance by Representative with any of the provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of the Company’s rights or privileges under this Agreement. No waiver of any right or privilege of the Company arising from any default or failure of performance by Representative will affect the Company’s rights or privileges in the event of a further default or failure of performance.

G.	SEVERABILITY.

In the event any court or binding arbitration award determines that any portion of this Agreement is unlawful, overbroad or unenforceable in any respect, the unlawful, overbroad or unenforceable portion of the Agreement shall be modified to the extent permitted by law to make it fully lawful, valid and enforceable; and, whether modification is permitted by law or not, the remainder of this Agreement shall continue to be valid and in force, even if a portion is held to be invalid.

H.	OBLIGATIONS AFTER TERMINATION.

Both Representative’s and the Company’s rights and obligations, which extend beyond the termination of this Agreement, shall survive the termination of this Agreement, and shall remain in full force and effect.

I.	REMEDIES.

Representative agrees that if he or she breaches any term or provision of this Agreement, the Company shall have available to it any and all remedies, legal and equitable, including injunction, to enforce compliance with this Agreement.

J.	ARBITRATION.

Any dispute between Representative and the Company must be arbitrated and will be subject to the provisions of the FINRA Code of Arbitration Procedure.

K.	TRADE SECRETS & CONSUMER INFORMATION.

Nothing in this Agreement will limit in any way the additional protections of the Company’s trade secrets or privacy of consumer information rights available under any applicable law.

THRIVENT INVESTMENT MANAGEMENT INC.

By:

ACCEPTANCE

I have read the Agreement, fully understand it and hereby accept it intending to be legally bound by its terms.

Dated this          day of             , 20    .

( ), Representative

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